Exhibit 99.1

For Immediate Release
Contact: Robert J. Habig
650.525.3300
ir@avistar.com

AVISTAR COMMUNICATIONS ANNOUNCES RECEIPT OF

NOTICE FROM NASDAQ

SAN MATEO, CA – December 26, 2008 – Avistar Communications Corporation (NASDAQ: AVSR), a leader in unified visual communications solutions, today announced that, on December 24, 2008, it received a notice from The Nasdaq Stock Market indicating that Avistar has not regained compliance with Nasdaq Marketplace Rule 4310(c)(3)(B) and, as a result, Avistar’s securities are subject to de-listing from The Nasdaq Capital Market unless Avistar appeals the Nasdaq Staff’s determination to a Nasdaq Listing Qualifications Panel.  The suspension of several Marketplace rules due to extraordinary market conditions, originally announced by Nasdaq on October 16, 2008 and extended on December 19, 2008, until April 20, 2009, does not encompass Rule 4310(c)(3).  As previously reported, on November 21, 2008, Avistar received a notice from The Nasdaq Stock Market that Avistar does not comply with Marketplace Rule 4310(c)(3), which requires listed companies to have a minimum of $2,500,000 in stockholders’ equity or $35 million in market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.  Avistar was granted a 30 calendar day period in which to regain compliance with Marketplace Rule 4310(c)(3) but Avistar was unable to regain compliance during that period.  Avistar intends to appeal the Nasdaq Staff’s determination to the Listing Qualifications Panel and such appeal will automatically result in the stay of the de-listing of Avistar’s common stock pending the hearing.  The Listing Qualifications Panel would have authority to grant Avistar a further extension of time in which to regain compliance with the Marketplace Rules, though there can be no assurance that the Panel will grant a further extension of time.

About Avistar Communications Corporation

Avistar (Nasdaq: AVSR) creates technology that provides the missing critical element in unified communications: bringing people in organizations face-to-face, through enhanced communications, for true collaboration anytime, anyplace. Its latest product, Avistar C3, draws on more than a decade of market experience to deliver a single-click desktop videoconferencing and collaboration experience that moves business communications into a new era. Available as a stand-alone solution, or integrated with existing unified communications software from other vendors, Avistar C3 provides users instant messaging-style ability to initiate video communications across and outside the enterprise. Patent protected dynamic bandwidth management enables thousands of users to access desktop videoconferencing, VoIP and streaming media, without requiring substantial new network investment or impairing network performance.

Avistar's desktop videoconferencing and collaboration installations are among the world's largest, including commitments of more than 100,000 desktop seats to be deployed in over 40 countries in the coming years. Clients report as much as a 20 percent reduction in travel expense and carbon emissions, increases in productivity and immeasurably improved relationship building within their organizations, as well as with suppliers and customers. Avistar holds a portfolio of 93 patents for inventions in video and network technology and licenses IP to videoconferencing, rich-media services, public networking and related industries. Current licensees include IBM Corporation, Sony Corporation, Sony Computer Entertainment Inc. (SCEI), Polycom, Inc., Tandberg ASA, Radvision Ltd., LifeSize Communications, Inc. and Emblaze-VCON.

For more information, visit www.avistar.com .

Cautionary Note Regarding Forward Looking Statements

The statements made in this press release that are not historical facts are "forward-looking statements." These forward-looking statements, include, but are not necessarily limited to, statements regarding the company’s prospects for regaining and sustaining compliance to The Nasdaq Stock Market, the company’s ability to appeal any de-listing decision of the Nasdaq staff to the Nasdaq Listing Qualifications Panel, and the availability of additional time periods for the company to regain and sustain compliance with applicable Nasdaq Marketplace Rules.  Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. The company cautions readers of this press release that a number of important factors could cause actual future events and results to differ materially from those expressed in any such forward-looking statements. Such factors include, without limitation, difficulties or delays in regaining and sustaining compliance, and the possibility that the company will be subject to de-listing from The Nasdaq Stock Market due to its failure to satisfy the requirements for continued listing. These important factors and other factors that potentially could cause actual future results to differ materially from current expectations are described in our filings with the SEC, including the company's most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Readers of this press release are referred to such filings. The forward-looking statements in this press release are based upon information available to the company as of the date of the release, and the company assumes no obligations to update any such forward-looking statements.